Exhibit 10.3

Envoy Technologies, Inc.

August 17, 2018

Andrew Hopkins
[*]

Re:	Offer of Employment

Dear Drew:

On behalf of Envoy Technologies, Inc. (the “Company”), I am pleased to offer you employment in the position of Head of Marketing, reporting to the Co-CEO, Ori Sagie or his designee. This letter sets out the terms of your employment with Company, which will start on August 21, 2018, should you accept this offer.

If you decide to join us, your initial salary will be $140,000 per year, less applicable tax and other withholdings, paid in accordance with Company’s normal payroll practices. Future adjustments in compensation, if any, will be made by Company in its sole and absolute discretion. Notwithstanding the foregoing, in the event that the Company successfully closes a Series A priced round with a total investment amount of $10 million or greater, your salary will automatically increase to $185,000. This position is an exempt position, which means you are paid for the job and not by the hour and therefore, you will not receive overtime pay if you work more than 8 hours in a workday or 40 hours in a workweek.

In addition to your salary, Company will pay you a bonus of $30,000 for your initial six-month employment period, and every six months thereafter, contingent on your meeting certain enrollment and utilization targets, as well as overall individual and company performance, to be specified within thirty (30) days of your start date. Any bonus paid will be at the sole and absolute discretion of the Company’s Co- CEOs and subject to you remaining an employee of the Company through the date any bonus is earned and payable.

Subject to the approval of Company’s Board of Directors, you will be granted an option to purchase thirty-five thousand 35,000 shares of Company common stock (the “Grant”) in accordance with the Company’s 2017 Stock Plan (the “Plan”) and related option documents. You will be required to sign a notice of stock option grant, and your option will be subject to the terms and conditions of the Plan, the notice of grant and the Company’s Standard Option Agreement. The options will have an exercise price equal to $0.16 and will vest and become exercisable with respect to one-third of the shares subject to the grant on the first anniversary of the commencement of your employment and the balance monthly for the following 24 months thereafter, subject to your continuing employment with the Company on the vesting date. Notwithstanding anything in the foregoing or as stated in the Plan, in the event of a “Change of Control” as defined in the Plan, the Grant shall fully vest and you may exercise your options at that time.

You will also be eligible to participate in benefits consistent with other employees at your same level in accordance with Company’s then-current benefit plan requirements which shall be presented to you upon execution hereof. Company may change its benefit plans from time to time in accordance with applicable laws. You may also be eligible to participate in any incentive compensation plan that may be established by Company during your employment.

This is not an employment contract. Your employment with Company is at-will, which means that you may resign at any time for any reason. Similarly, Company may terminate the employment relationship at any time for any reason, with or without prior notice. In addition, Company reserves the right to modify your compensation, position, duties or reporting relationship to meet business needs. You may also be eligible to participate in any incentive compensation plan that may be established by Company during your employment. Notwithstanding any contrary statement or agreement, this at-will employment relationship can only be changed in writing that expressly refers to changing your at-will employment relationship, and is signed by authorized representatives of both you and Company.

This offer is contingent upon you: 1) signing Company’s standard form of the Employee Proprietary Information and Inventions Agreement (a copy of which is enclosed); 2) timely providing Company with appropriate documents establishing your identity and right to work in the United States; and 3) consenting to a background check and drug screening that produces results satisfactory to Company.

This letter and the Employee Proprietary Information and Inventions Agreement and the Plan and the Agreement referred to above constitute the entire agreement between you and Company regarding the terms and conditions of your employment, and supersede all negotiations, representations or agreements, whether prior or contemporaneous, written or oral, between you and Company on this subject.

Drew, we look forward to working with you at Envoy. This offer will remain open until August 20, 2018. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of Company’s offer on the terms set forth in this letter.

Sincerely,
Envoy Technologies, Inc.

By:	/s/ Ori Sagie
Ori Sagie
Co-CEO

I agree to and accept employment with Envoy Technologies, Inc. on the terms and conditions set forth in this agreement. I understand and agree that my employment with Company is at-will.

Dated:	August 17, 2018	/s/ Andrew Hopkins
Andrew Hopkins

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